Exhibit 10.5

Ikanos Communications, Inc.
Amended and Restated 2004 Stock Incentive Plan
Rules For Employees in India
(As adopted by the Board of Directors July 5, 2006)

1.   Introduction.   The Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) has established the Amended and Restated 2004 Stock Incentive Plan (the “U.S. Plan”) to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. The U.S. Plan seeks to achieve this purpose by providing for the grant of discretionary long-term incentive awards, including stock options (“Options”) and restricted stock units (“RSUs”). Pursuant to the U.S. Plan, the Committee (the “Committee”) appointed by the Company’s Board of Directors, or the Board itself, administers the U.S. Plan (the “Administrator”) and establishes this sub-plan to the U.S. Plan for employees in India (the “India Plan”) which will apply to all grants of Options and RSUs made to employees in India. The India Plan consists of the terms set forth below and supplemented by the terms in the U.S. Plan. Capitalized terms not defined herein shall have the same meaning as defined in the U.S. Plan.

2.   Available Shares.   The total number of Shares that may be issued under the India Plan shall not exceed the number of Shares authorized under the U.S. Plan. The number of Shares currently authorized under the U.S. Plan is 1,272,250 Shares. These Shares are not specifically reserved for Employees in India and may be allocated to Employees in other countries, if the Company decides to do so in keeping with the terms of the U.S. Plan.

3.   Eligibility.   Options and RSUs may be granted to Employees, irrespective of the country in which services are performed.

4.   Purchase Price.

(a)   Options:   Options granted to Participants will be free of charge and will provide that Participants may purchase Shares upon exercise of Options, subject to vesting requirements, at a certain price (the “Exercise Price”) established by the Administrator. The Exercise Price shall be no less than 100% of the Fair Market Value of the underlying Shares on the day that the grant is made. The Exercise Price will be set forth in the Award Agreement or other grant documentation. The Fair Market Value shall be determined in accordance with the U.S. Plan.

(b)   RSUs:   RSUs will be granted to Participants without requiring cash consideration.

5.   Shares or Other Payment to be Issued to Employees.

(a)   Options:   Employees granted Options under the India Plan may exercise Options over Shares, provided the vesting requirements are met.

(b)   RSUs:   Vested RSUs may be settled in the form of cash, Shares or any combination of both, as determined by the Administrator. If RSUs are subject to vesting, Shares (or other form of payment) will not be issued to Participants until the vesting date. This means that Participants holding RSUs payable in Shares will have no voting or dividend rights prior to the vesting date.

6.   Shareholder Approval.   Shareholder approval of the U.S. Plan was received on August 26, 2005.

7.   Vesting Period.   Unless otherwise provided in the applicable Award Agreement, Options and RSUs granted under the India Plan will be subject to vesting requirements. Once the Options are vested, Shares may be purchased through exercise of the Options. If the vesting requirements are not met, Options and RSUs will be forfeited unless provided otherwise in the Award Agreement.

If Shares are issued, all sales of Shares must take place in compliance with U.S. securities laws, which may impose certain periods during which certain persons (e.g., officers, directors, etc. of the Company) may not sell Shares. Such restrictions are not unique to Shares issued under the India Plan; they are imposed under U.S. securities laws on all Shares.

8.   Market Price of Shares.   Shares are currently listed on the NASDAQ National Market in the U.S. For the purposes of setting the Exercise Price of Options, the Fair Market Value will be determined in accordance with the U.S. Plan.

9.   Transferability.   Except as otherwise provided in the applicable Award Agreement, and then only to the extent permitted by Applicable Law, Options and RSUs granted under the India Plan will not be transferable other than by will or by local laws governing descent and distribution. No Option, RSUs or any interest therein may be assigned, pledged or hypothecated by a Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. In addition, an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. If Shares are acquired at exercise of an Option or upon vesting of RSUs, they will not be subject to any transferability restrictions, other than those noted in Section 7 (U.S. securities law compliance) above.

10.   Interpretation.   It is intended that Options and RSUs granted under the India Plan shall qualify for the favorable tax treatment under the Guidelines set forth by the Government of India. The terms of the India Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by the Government of India.

11.   Amendments.   No amendments will be made to the India Plan after it comes into effect.

12.   Termination.   The Administrator may at any time terminate the India Plan.

13.   Adoption.   The India Plan shall be effective as of July 5, 2006.